EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (“Agreement”) is made and entered into, by and between Shiloh Industries, Inc., a Delaware corporation (the “Company”), and Lillian Etzkorn (“Executive”) (collectively, the “Parties” and each, a “Party”) on the date executed by the Parties.
WHEREAS, the Company desires to employ Executive and Executive wishes to be employed by the Company on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Effectiveness

1.1Effectiveness. This Agreement is effective as of the date executed by the Parties; provided, however, that this Agreement is contingent upon Executive: (a) signing acknowledgements to the Company’s standard form of Conflict of Interest Policy Statement and the Company’s Insider Trading Policy and Guidelines with Respect to Certain Transactions in Company Securities of Shiloh Industries, Inc.; (b) entering into the Company’s standard form of Intellectual Property Agreement, as amended (the “IP Agreement”); (c) completing, to the Company’s satisfaction, a baseline physical exam, including a drug screen and a background check of credentials and prior employment; (d) providing the Company with proper documentation to establish Executive’s identity and eligibility for employment as required under the U.S. Immigration and Naturalization Service, and (e) resigning from her current employment as soon as reasonably practical (collectively, the “New Hire Prerequisites”). If Executive does not complete any of the New Hire Prerequisites as soon as reasonably practical following the date of this Agreement and prior to beginning employment, this Agreement will not become effective and all of the terms and provisions of this Agreement shall be null and void.

2.	Employment

2.1Term. The Company hereby agrees to employ Executive as Senior Vice President and Chief Financial Officer of the Company, on the terms set forth herein, for the period commencing as soon as possible following the date of this Agreement and ending pursuant to Section 5 hereof. Executive is an at-will employee of the Company.

2.2Position and Duties. Upon the start of Executive’s employment, Executive shall serve in the capacity of Senior Vice President and Chief Financial Officer of the Company and shall report directly to the President and Chief Executive Officer of the Company (the “CEO”). During employment with the Company, Executive agrees to devote Executive’s full business time, ability, knowledge and attention solely to the business affairs and interests of the Company. Executive agrees to perform such services and assume such duties and responsibilities as are assigned to the best of Executive’s abilities, skills and efforts and will abide by applicable Company policies and directives as they exist from time to time to the extent not in conflict with applicable law.

2.3Work Location. During Executive’s employment, Executive’s principal place of employment shall be at the Company’s facility in Plymouth, Michigan; provided, however, Executive will be expected to spend significant time at the Company’s corporate headquarters in Valley City, Ohio and the Company may, in its discretion, change Executive’s principal place of employment within the Detroit, Michigan metropolitan area. The Company may direct Executive to engage in such other reasonable travel as the performance of Executive’s duties may require or the Company may reasonably request.

3.	Compensation

3.1Annual Base Salary. In consideration of Executive’s ongoing services to the Company, the Company will pay Executive a gross base salary at the rate of $410,000 per year (“Base Salary”), which Base Salary shall be reviewed for adjustment at such time or times as the Company determines in its sole discretion. Executive’s Base Salary will be paid in accordance with the Company’s standard payroll schedule.

3.2Annual Bonus Compensation. For each fiscal year of the Company or portion of a fiscal year during Executive’s employment, and prorated for the portion of any fiscal year during which Executive worked for the Company, Executive shall be eligible for an “Annual Bonus” pursuant to the terms of the Company’s Management Incentive Plan, as most recently approved by the Company’s stockholders on March 12, 2014, and as may be thereafter amended from time to time (the “MIP”), with a target Annual Bonus opportunity equal to 50% of Base Salary. Payment of the Annual Bonus, if any, will be based on the attainment of one or more pre-established Company and individual performance goals established by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) pursuant to the terms of the MIP.

3.3Annual Long-Term Incentive Compensation. Beginning with the Company’s fiscal year 2019, Executive shall be eligible to participate in the Company’s long-term incentive compensation programs (subject to the approval of such programs and participation by the Compensation Committee) (collectively, the “Equity Plan”). Executive’s annual target opportunity while eligible under the Equity Plan during Executive’s employment shall be not less than 50% of Base Salary, subject to the terms and conditions of the Equity Plan and any other terms set forth in the applicable award agreement(s). The conversion of such target opportunity into a number of equity awards shall be conducted in a manner consistent with the methodology approved by the Compensation Committee from time to time for use with other senior executive officers of the Company.

3.4Sign-On Equity Grant. Contingent upon Executive completing the New Hire Prerequisites and beginning employment with the Company and subject to approval by the Compensation Committee, Executive shall be granted an award with an aggregate value of $250,000 of restricted common stock of the Company (the “Sign-On Restricted Shares”) under the Shiloh Industries, Inc.’s 2016 Equity and Incentive Compensation Plan (the “2016 Equity Plan”) as soon as practicable after the Compensation Committee’s approval. The Sign-On Restricted Shares shall be subject to the terms and conditions of the 2016 Equity Plan and the equity award agreement evidencing the Sign-On Restricted Shares and shall vest in installments on each of the first three anniversaries of the date of grant (i.e., 20% on the first anniversary, 30% on the second anniversary and 50% on the third anniversary), generally subject to Executive’s continued employment with the Company through each such vesting date and the other terms set forth in the applicable equity award agreement and the 2016 Equity Plan.

3.5Sign-On Cash Bonus.

(a)Contingent upon Executive completing the New Hire Prerequisites and beginning employment with the Company, within 30 days of Executive’s first day of work with the Company, the Company shall pay Executive a sign-on cash bonus equal to $80,000 (“Sign-On Cash Bonus”).

(b)Notwithstanding the foregoing, if Executive’s employment with the Company ends prior to the third anniversary of her beginning employment with the Company other than as a result of Executive’s death (i) if Executive does not receive a Severance Payment (as defined below) as a result of such termination, Executive shall repay to the Company an amount equal to the Sign-On

Cash Bonus, and (ii) if Executive receives a Severance Payment as a result of such termination, Executive shall repay to the Company an amount equal to (A) the Sign-On Cash Bonus minus (B) the product of (x) the Sign-On Cash Bonus, multiplied by (y) a fraction, the numerator of which is the number of whole months of employment completed by Executive prior to the date of termination, and the denominator of which is 36 (the “Repayment Amount”). In the event Executive is eligible for the Severance Payment as a result of her termination of employment, then each installment of the Severance Payment shall be reduced (in an amount up to the full amount of such installment) until the aggregate amount of such reductions is equal to the Repayment Amount; provided, that, to the extent the Severance Payment is subject to Section 409A (as defined below), the Severance Payment will only be so reduced to the extent it would not result in non-compliance with Section 409A.

4.	Benefits and Reimbursements

4.1Standard Benefits Package. During Executive’s employment, Executive will be eligible to participate in all employee benefit plans which the Company makes available to senior executive officers (including the Company’s qualified retirement plan), in a manner no less favorable than other senior executive officers of the Company, according to the terms of the plans and policies as they exist from time to time.

4.2Vacation and Holidays. Beginning with the 2018 calendar year, Executive shall be entitled to twenty days of vacation per calendar year in accordance with the Company’s vacation policy and applicable Company paid holidays pursuant to the terms of the applicable Company policies. For the 2018 calendar year, Executive’s vacation will be prorated based on Executive’s date of hire.

4.3Automobile Allowance. During Executive’s employment, the Company will pay to Executive an automobile allowance equal to $700 per month.

4.4Cell Phone Reimbursement. During Executive’s employment, the Company will reimburse Executive up to $100 each month for expenses related to the use of a cellular phone, provided that such expenses are substantiated as described in Section 4.5. All such reimbursements will be made in compliance with Section 7.10 hereof.

4.5Expenses. The Company will reimburse Executive for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in the performance of Executive’s duties hereunder, provided that Executive submits such documentation as may be reasonably necessary to substantiate that all such expenses were incurred in the performance of her duties and are consistent with and subject to the policies of the Company in effect from time to time as to the kind and amount of such expenses. All reimbursements will be made in compliance with Section 7.10 hereof.

4.6Indemnification and Insurance. Executive will be entitled to such indemnification, defense of claims and insurance against liability as are generally provided to similarly situated employees of the Company, consistent with Company bylaws, insurance policies and contracts, and applicable law.

5.	Termination

5.1Termination in General. Executive is an at-will employee of the Company. Executive’s employment hereunder may be terminated by either Party at any time and for any reason; provided that Executive will be required to give the Company at least 90 days’ advance written notice of any resignation of Executive’s employment without Good Reason (as defined below). If Executive’s employment is terminated for any reason, subject to Section 7.10, the Company will pay Executive:

(a)	the unpaid portion of Executive’s then-current Base Salary accrued through the date of termination of Executive’s employment, within 30 days of Executive’s termination of employment;

(b)
unpaid reimbursements of expenses that are reimbursable pursuant to Sections 4.4 and 4.5 but have not been reimbursed by the Company as of the termination of Executive’s employment, within 30 days of Executive’s termination of employment;

(c)
to the extent provided by the Company’s vacation policy or to the extent required by applicable law, payment for accrued but unused days of vacation, within 30 days of Executive’s termination of employment; and

(d)
such employee benefits, if any, as to which Executive may be entitled pursuant to the terms of the employee benefit and compensation plans of the Company (the payments described in clauses (a) through (d) hereof being referred to as the “Accrued Rights”).

5.2Termination By Company Without Cause or By Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, subject to Sections 5.5 and 7.10, in addition to the Accrued Rights, the Company will pay Executive (i) a severance payment in an amount equal to one times Executive’s then-current Base Salary, payable in equal installments in accordance with the Company’s normal payroll practices during the 12 months immediately following the date of termination of Executive’s employment, and (ii) any earned but unpaid Annual Bonus for the fiscal year immediately preceding the fiscal year of the termination of Executive’s employment, subject to certification of the Company’s financial results by the Compensation Committee, payable when bonuses under the annual incentive plan for such fiscal year are paid to other executives of the Company but in all events, and to the extent it does not violate Section 409A of the Internal Revenue Code, no later than the 15th day of the third month following the end of the fiscal year in which such Annual Bonus was earned by Executive (collectively, the “Severance Payment”).

5.3Certain Definitions.

(a)
For purposes of this Agreement, “Cause” shall mean: (i) being charged with or indicted for, or a plea of guilty or nolo contendere to a felony or a crime involving dishonesty, fraud, or moral turpitude; (ii) conduct by Executive that brings the Company or any subsidiary or affiliate of the Company into public disgrace or disrepute, (iii) gross negligence or misconduct by Executive with respect to the Company or any subsidiary or affiliate of the Company, (iv) Executive’s insubordination or failure to follow the lawful directions of the CEO, which is not cured within three days after written notice thereof to Executive, (v) Executive’s violation of Section 6 of this Agreement or the provisions of the IP Agreement, (vi) Executive’s breach of a material employment policy of the Company, which is not cured within 10 days after written notice thereof to Executive, or (vii) any other breach by Executive of this Agreement or any other written agreement with the Company or any subsidiary or affiliate which is material and which is not cured within 30 days after written notice thereof to Executive. The existence of Cause shall be determined in good faith by the Company.

(b)
For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s consent: (i) a material adverse change in Executive’s title, duties or responsibilities; (ii) a material reduction in Executive’s Base Salary other than an across-the-board reduction that affects other executives similarly situated to Executive; and (iii) any relocation of Executive’s principal office by more than 75 miles from the Company’s Plymouth, Michigan location (this does not apply to customary business travel throughout the U.S. and abroad associated with Executive’s role). The Company and Executive agree that “Good Reason” shall not exist unless and until Executive provides the Company with written notice of the acts alleged to constitute Good Reason within 30 days of Executive’s knowledge of the occurrence of such event, and the Company fails to cure such acts within 30 days of receipt of such notice. Executive must terminate her employment within 30 days following the expiration of such cure period for the termination to be on account of “Good Reason.”

5.4Effect of Termination. Upon termination of Executive’s employment, all compensation, benefits and reimbursements described in Sections 3 and 4 above terminate upon the termination date, and no further compensation, benefits, reimbursements or other payments will be due to Executive, other than as provided in this Section 5 and subject to the terms and conditions of Section 5. In the event that the Company implements or maintains any other severance pay policy or practice, Executive shall not be entitled to pay under such policy or practice.

5.5Waiver and Release. Notwithstanding any provision herein to the contrary, the Company will have no obligation to make the Severance Payment, unless, (a) within 30 days following the date of termination of Executive’s employment, Executive executes and delivers to the Company a waiver and release of all current or future claims, known or unknown, arising on or before the date of the release against the Company, its subsidiaries, and the directors, officers, employees and affiliates of any of them, in a form approved by the Company (the “Release”) and (b) any applicable revocation period has expired during such 30-day period without Executive revoking such Release. Subject to Section 7.10, the Severance Payment shall not commence earlier than the first payroll date after the Release is executed and delivered to the Company, and all revocation periods have expired unexercised and the first payment on or after such date will include any portion of the Severance Payment not previously paid because Executive has not executed the Release; provided, that if such 30-day period begins in one taxable year and ends in a second taxable year, the portion of the Severance Payment that would have otherwise been paid or provided in the first taxable year shall be withheld and paid to Executive (without interest) on the Company’s first payroll date in the second taxable year, with the remaining portion of such payments to be provided to Executive according to the applicable schedule set forth herein, as if no such delay had occurred.

5.6Board/Committee Resignation. Upon termination of Executive’s employment for any reason, if applicable, Executive shall (if applicable) (a) automatically cease to serve on the Board of Directors of the Company (and any committees thereof) and the board of directors (and any committees thereof) of any subsidiary or controlled affiliate of the Company and (b) resign from all positions that Executive holds as an officer of the Company and its subsidiaries and controlled affiliates, and in each case does hereby resign from all such positions effective on such termination date. In addition, upon request of the Company, Executive will promptly take all other actions, and will sign such other documents, as may be necessary to effectuate the intent of this paragraph.

5.7 Cooperation. The Parties agree that certain matters in which the Executive will be involved during her employment may necessitate the Executive's cooperation in the future. Accordingly, following the termination of Executive's employment for any reason, to the extent reasonably requested by the Company’s Board of Directors and/or Chief Executive Officer, the Executive shall cooperate with the Company in connection with matters arising out of the Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

6.	Competitive Activity; Confidentiality; Non-Solicitation.

6.1Acknowledgements and Agreements. Executive hereby acknowledges and agrees that in the performance of Executive’s duties to the Company during her employment, Executive will be brought into frequent contact with existing and potential customers of the Company throughout the world. Executive also agrees that trade secrets and confidential information of the Company, more fully described in Section 6.5(a), gained by Executive during Executive’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s Business that Executive not compete with the Company during Executive’s employment with the Company and not compete with the Company for a reasonable period thereafter, as further provided in the following subparagraphs.

6.2Covenants.

(a)
Covenants During Employment. While employed by the Company, Executive will not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by the Company, Executive will not:

(i)enter into or engage in, or make preparations to enter into or engage in, any business which competes with the Company's Business;

(ii)solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company's Business;

(iii)divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(iv)promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company's Business.

(b)	Covenants Following Termination. For a period of one year following the termination of Executive’s employment, Executive will not:

(i)enter into or engage in any business which competes with the Company's Business within the Restricted Territory;

(ii)solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company's Business within the Restricted Territory;

(iii)divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

(iv)promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company's Business within the Restricted Territory.

(c)
Indirect Competition. For the purposes of Sections 6.2(a) and 6.2(b) inclusive, but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Executive or Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than 1% of the outstanding stock.

(d)
If it shall be judicially determined that Executive has violated this Section 6.2, then the period applicable to each obligation that Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

6.3The Company. For purposes of this Section 6, the Company shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which Executive worked or had responsibility at the termination of Executive’s employment and at any time during the two-year period prior to such termination.

6.4Non-Solicitation. For a period of two years following the date of termination of Executive’s employment, Executive will not directly or indirectly at any time during the period of Executive’s employment or thereafter hire or attempt to hire any of the Company’s employees or solicit any of them to resign from their employment by the Company, or disrupt the relationship between the Company and any of its consultants, agents or representatives. Executive acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

6.5Further Covenants.

(a)
Executive will keep in strict confidence, and will not, directly or indirectly, at any time, during or after Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Executive may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during Executive’s employment with the Company (except in the course of performing Executive’s duties and obligations to the Company) or after the termination of

Executive’s employment shall constitute a misappropriation of the Company’s trade secrets.

(b)
Executive agrees that upon termination of Executive’s employment with the Company, for any reason, Executive shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 6.5(a) of this Agreement. In the event that such items are not so returned, the Company will have the right to charge Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

6.6Communication of Contents of Agreement. While employed by the Company and for one year thereafter, Executive will communicate the contents of Section 6 of this Agreement to any person, firm, association, partnership, corporation or other entity that Executive intends to be employed by, be associated with, or represent.

6.7Confidentiality Agreements. Executive agrees that Executive shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to Executive's former employers. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and Executive’s employment by the Company and the performance of Executive’s duties hereunder will not violate or be a breach of any agreement with or obligation to a former employer, client or any other person or entity, and Executive agrees to indemnify the Company for any costs and expenses arising out of a claim by any such third party has against the Company based upon or arising out of any non-competition agreement or other restrictive covenant, invention or confidentiality agreement between Executive and such third party which was in existence as of the date of this Agreement or thereafter and which Executive is alleged to be in violation of.

6.8Relief. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive's obligations under this Agreement would be inadequate. Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in Sections 6.2, 6.4, 6.5, 6.6, and 6.7 inclusive, of this Agreement, without the necessity of proof of actual damage.

6.9Reasonableness. Executive acknowledges that Executive's obligations under this Section 6 are reasonable in the context of the nature of the Company's Business and the competitive injuries likely to be sustained by the Company if Executive were to violate such obligations. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration.

6.10Certain Definitions.

(a)
“Company’s Business” means the business of designing, engineering, manufacturing, marketing or selling lightweighting, noise and vibration solutions for automotive, commercial vehicle and other industrial markets or any other product, material or process sold or produced by the Company during the course of Executive’s employment with the Company, including any product, material or process which may be under development by the Company during the course of Executive’s employment with the Company and of which Executive gains knowledge.

(b)
“Restricted Territory” means: (i) North America (including any territory of the United States); and (ii) all of the specific customer accounts, whether within or outside of the geographic area described in (i) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the termination of Executive’s employment and at any time during the two-year period prior to such termination.

6.11Permitted Disclosures.

(a)
Notwithstanding the foregoing, nothing in this Agreement prevents the Executive from disclosing information as may be required by applicable law, or pursuant to the valid order of a court or an authorized government agency, provided that, where permitted by applicable law, Executive agrees to give the Company advance notice of any anticipated disclosure of confidential information and will cooperate with the Company in seeking confidentiality protections. Moreover, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law and Executive does not need the Company’s prior authorization to make any such reports or disclosures and is not required to notify the Company that Executive has made such reports or disclosures.

(b)
The Company also gives Executive notice that: (i) Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

7.	General Terms.

7.1Governing Law; Jurisdiction; Venue; Interpretation. This Agreement will be governed by the substantive laws of the State of Michigan, without regard to the principles of conflicts of laws. This Agreement will be construed as a whole, according to its fair meaning, and not in favor of or against any Party, regardless of which Party may have initially drafted certain provisions set forth herein.

7.2Assignment. This Agreement is personal to Executive and may not be assigned by Executive without prior written consent of the Company. The Company may, without Executive’s consent, assign the Agreement to any affiliate of the Company or to any successor entity but will notify Executive immediately upon such assignment.

7.3Notices. Any notice required or permitted hereunder will be in writing and will be deemed to have been duly given if delivered by hand, by express commercial delivery service, or if sent by certified mail, postage and certification prepaid, to Executive at Executive’s residence (as noted in the Company’s records), or to the Company address, or to such other address or addresses as either Party may have furnished to the other in writing.

7.4Entire Agreement; Amendments. This Agreement, and any other exhibits and attachments to such agreement and the documents mentioned herein constitute the final and complete expression of all of the terms of the understanding and agreement between the Parties hereto and this Agreement replaces and supersedes any and all prior or other contemporaneous negotiations, communications, understandings, obligations, commitments, agreements or contracts, whether written or oral, between the Parties; and Executive hereby waives any and all claims based upon any and all prior or contemporaneous negotiations, communications, understandings, obligations, commitments, agreements or contracts, whether written or oral, between the Parties. This Agreement may not be modified, amended, altered or supplemented except by means of the execution and delivery of a written instrument mutually executed by both Parties. No action or omission by the Company shall be deemed to be a waiver of any of its rights under this Agreement unless such waiver is set forth in writing and identified as a waiver. Any waiver by the Company of any rights under this Agreement shall not be deemed to be a waiver of any other right. The covenants contained in Section 6 of this Agreement are essential terms hereof, and no breach or alleged breach by the Company of any term of this Agreement shall be deemed to release Executive from the obligations set forth in such Section.

7.5Compensation Recovery. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the common stock of the Company may be traded) (the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

7.6Severability. If any provision of the Agreement is held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

7.7Survival. Subject to any limits on applicability contained therein, Sections 6 and 7 shall survive and continue in full force in accordance with their terms notwithstanding any termination of Executive’s employment.

7.8Counterparts. This Agreement may be executed in any number of counterparts and by the Parties hereto in separate counterparts, each of which when so executed shall be deemed an original and all of which together shall constitute but one and the same instrument.

7.9Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

7.10Compliance with Section 409A.

(a)	The Parties intend that any amounts payable under this Agreement, and the Company’s and Executive’s exercise of authority or discretion hereunder either comply with or are exempt from the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) so as not to subject Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A. Notwithstanding the foregoing, no particular tax result for Executive with respect to any income recognized by Executive in connection with this Agreement is guaranteed.

(b)
Notwithstanding any provisions of this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company) at the time of Executive’s separation from service and if any portion of the payments or benefits to be received by Executive upon separation from service would be considered deferred compensation under Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following Executive’s separation from service will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of Executive’s separation from service and (ii) Executive’s death.

(c)
To the extent any reimbursement or in-kind benefit provided under this Agreement is nonqualified deferred compensation within the meaning of Section 409A (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)	Each payment under this Agreement is intended to be a “separate payment” and not of a series of payments for purposes of Section 409A.

(e)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A), and notwithstanding anything contained herein the contrary, the date on which such separation from service takes place shall be the termination date.

The Company and Executive acknowledge that each had the opportunity to consult with legal and financial counsel concerning the rights and obligations arising under this Agreement, that each has read and understands this Agreement, and that each enters into it willingly.

This Agreement is duly executed and delivered as of the day and year stated above.

SHILOH INDUSTRIES, INC.

By: /s/ Ramzi Hermiz
Name: Ramzi Hermiz
Title: President & CEO

EXECUTIVE

/s/ Lillian Etzkorn
Lillian Etzkorn
April 26, 2018